Marie Ruzzo	David Waldman or John Nesbett
SpeechWorks International, Inc.	Lippert/Heilshorn & Associates, Inc.
617.428.4444	212.838.3777
marie.ruzzo@speechworks.com	dwaldman@lhai.com or jnesbett@lhai.com

SpeechWorks International Announces First Quarter Results

BOSTON, Mass.—April 28, 2003—SpeechWorks International, Inc. (Nasdaq: SPWX), a global leader in speech technologies and services, today reported total revenues of $8.7 million for the three months ended March 31, 2003, versus revenues of $9.5 million in the first quarter of 2002. Total revenues on a pro forma basis, which exclude non-cash stock compensation charges, were $9.8 million for the three months ended March 31, 2003, representing a 3.8% decrease versus revenues of $10.1 million in the first quarter of 2002.

For the three months ended March 31, 2003, the net loss was $9.4 million, or $0.28 per share, compared to a net loss of $11.6 million, or $0.36 per share, for the three months ended March 31, 2002. For the three months ended March 31, 2003, the pro forma net loss, which excludes non-cash stock compensation charges, restructuring costs and amortization of intangible assets and purchased technology, was $5.7 million, or $0.17 per share, compared to a pro forma net loss of $8.3 million, or $0.25 per share, for the three months ended March 31, 2002.

Management’s explanation for the value of using pro forma results is provided in the “Reconciliation of Financial Information” section of this press release.

“We are satisfied with our results in the first quarter and the progress we made in reducing our operating loss,” stated Stuart R. Patterson, Chief Executive Officer of SpeechWorks. “Even though several large deals that we expected to close in the quarter were held over to the second quarter, our revenues were within guidance. In addition, I am encouraged by

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

our strong bookings in the quarter, which represent a substantial increase from last year, particularly in the U.S. market.”

Expanding Customer Base

SpeechWorks added new customers and projects in the first quarter, including The Boeing Company in the manufacturing sector; Scotia Bank in the financial services sector; Visuade in the assistive device market; the global leader in insurance and financial services; and one of the world’s leading hotel companies. During the quarter, the Company deepened its relationship with Mid-Atlantic Medical Services, Inc., as well as a number of industry leaders in computer manufacturing, software and healthcare, and three of the largest telecommunications carriers in the U.S.

Partner Success

SpeechWorks continues to rely on the expertise of its global partner network to deliver advanced speech solutions featuring SpeechWorks’ latest technology. During the first quarter, Avaya, Intervoice and VoiceGenie were the leading channel contributors to SpeechWorks’ revenue performance. SpeechWorks also forged new relationships with partners Siemens ICN and The Ottawa Telephony Group (OTG), an international leader in voice biometrics-based security solutions.

International Progress

For the first quarter of 2003, international revenues accounted for 17.1% of total revenues excluding non-cash stock compensation charges, versus 16.5% in the year-earlier period. New customers in the first quarter included a large financial services organization in South Africa; a leading mobile handset supplier; and Travel Inn, a leading hotel network in the UK. In addition, SpeechWorks forged new relationships with VeCommerce, a speech solutions provider in Australia and Voice.Trust AG, a provider of speaker verification solutions in Germany.

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

Technological Innovations

SpeechWorks innovative and patented technologies continue to remain a hallmark of the Company’s success. During the quarter, the U.S. Patent and Trademark Office (USPTO) awarded SpeechWorks two new patents related to its SpeechSecure™ speaker verification software. These patents define a process to dynamically modify a caller’s voiceprint model as a voice ages over time, and methods for detecting recorded voice utterances. To date, SpeechWorks has been awarded 13 U.S. patents.

SpeechWorks also introduced three new languages for its award-winning Speechify™ text-to-speech (TTS) software: Australian English, Canadian French and Americas Spanish. Centrelink, a SpeechWorks’ customer in Australia that processes 24 million telephone calls annually, has selected the Speechify Australian English voice for use in its contact centers.

Revenue Results

Product license revenues for the first quarter 2003 decreased 11.5% to $4.1 million from $4.6 million in the same period last year, and represented 42% of total first quarter 2003 revenues excluding non-cash stock compensation charges, compared to 45% in the first quarter of 2002.

Professional services revenues for the first quarter of 2003 increased 4.0% to $5.4 million from $5.2 million in the first quarter of last year, and represented 55% of total first quarter 2003 revenues excluding non-cash stock compensation charges, compared to 51% in the same period last year.

ScanSoft Agreement

On April 24, 2003, SpeechWorks and ScanSoft announced a definitive agreement to merge the two companies resulting in a global organization with the broadest portfolio of speech technologies, applications and services in the industry. Through its range of global channels and professional services organizations, the combined organization is well positioned to deliver repeatable speech applications and leverage its innovative and

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

patented technology to deliver next-generation speech interfaces and solutions around the world.

The transaction is valued at approximately $132 million, net of SpeechWorks’ cash balance of $49 million as of December 31, 2002 and based on the closing price of ScanSoft common stock on April 23, 2003 of $5.56 per share. Pending regulatory and shareholder approval, the transaction is expected to close on or about August 1, 2003. Additional details of the agreement are available on the Company’s website, www.speechworks.com.

“I am very excited about our plans to merge with ScanSoft,” continued Mr. Patterson. “As a combined organization, leveraging SpeechWorks’ strengths in the North American enterprise market, ScanSoft’s international reach, and our global network of partners, we will be able to offer our customers a broad set of speech applications that can generate new revenues, reduce costs and increase caller satisfaction.”

Mr. Patterson concluded, “During the coming months, as we begin to plan our integration with ScanSoft, we will continue to offer and support our leading, standards-based speech solutions for our customers and partners. Looking ahead, we plan to combine the best of both companies’ technologies into unified product offerings – which we expect to be leading solutions in their categories – with seamless interfaces that protect our customers’ investments.”

Conference Call on Monday, April 28 at 5:00 p.m. Eastern

SpeechWorks’ management will conduct a conference call this afternoon at 5:00 p.m. Eastern Time to discuss its first quarter results and guidance for the second quarter and full year 2003. Investors and interested parties may listen to the call via a live webcast accessible on the investor relations page of the Company’s Web site, http://www.speechworks.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be available on the site for two weeks, while a telephone replay of the call will be available beginning at 8:00 p.m.

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

Eastern Time on April 28 through May 5, at 800-642-1687 or 706-645-9291 (international callers) using conference ID #9818204.

About SpeechWorks

Organizations around the world trust SpeechWorks to manage their customer conversations. As a leading provider of speech technologies and services, SpeechWorks helps companies create and implement unique Speech Strategies that ensure maximum financial return and the highest levels of caller satisfaction. The Company provides speech recognition, text-to-speech (TTS) and speaker verification for network and embedded environments, including new multimodal devices with both an audio interface and visual display. SpeechWorks’ customers include carriers, corporations and government organizations, such as AOL Time Warner, Citibank Europe, CIBC Bank, IRS, Microsoft, and The Boeing Company. For more information, please call 617.428.4444 or visit www.speechworks.com.

Other than historical information contained herein, certain statements in this release are ``forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations. These statements include the Company’s expectations regarding its proposed merger with ScanSoft, the expected timetable for completing the acquisition, its financial results (including revenues and loss per share), its ability to grow revenues, its ability to reduce its expenses, and its expectations of achieving break even. Factors that could cause future results to differ materially from such expectations include: the ability to consummate the transaction, the timing of sales of the Company’s products and services; market acceptance of the Company’s speech-activated systems; the Company’s reliance on a limited number of large orders for substantially all its revenue; uncertainties related to current economic, political and national security conditions; the Company’s ability to develop new products and services in the face of rapidly evolving technology; the uncertainties related to the Company’s international operations; the Company’s ability to manage growth of its business; the Company’s ability to protect its intellectual property; the Company’s reliance on resellers and original equipment manufactures for a portion of its sales; the Company’s ability to respond to competitive developments; and the Company’s reliance on attracting, retaining and motivating key technical and management personnel. These and other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission.

– tables follow –

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

SPEECHWORKS INTERNATIONAL, INC.

Consolidated Statement of Operations

(unaudited, in thousands, except per share amounts)	Three months ended March 31,
	2003	2002
Revenues:
Product licenses	$4,066	$4,595
Professional services	5,413	5,205
Other revenues	280	349
Non-cash stock compensation	(1,028)	(676)

Total revenues	8,731	9,473

Cost of revenues:
Cost of product licenses	103	36
Cost of professional services—non-cash stock compensation	120	154
—all other expenses	3,636	3,178
Cost of other revenues	301	365
Amortization of purchased technology	374	283

Total cost of revenues	4,534	4,016

Gross profit	4,197	5,457

Operating expenses:
Selling and marketing—non-cash stock compensation	345	990
—all other expenses	5,774	7,721
Research and development—non-cash stock compensation	106	140
—all other expenses	2,800	4,021
General and administrative—non-cash stock compensation	76	106
—all other expenses	2,969	3,194
Amortization of intangible assets	958	958
Restructuring costs	687	—

Total operating expenses	13,715	17,130

Loss from operations	(9,518)	(11,673)
Interest and other income, net	88	172

Loss before income taxes	(9,430)	(11,501)
(Benefit) provision for income taxes	(35)	67

Net loss	$(9,395)	$(11,568)

Basic and diluted net loss per common share	$(0.28)	$(0.36)
Shares used in computing basic and diluted net loss per common share	33,152	32,426

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

SPEECHWORKS INTERNATIONAL, INC.

Consolidated Balance Sheet

	March 31, 2003	December 31, 2002
(unaudited, in thousands)
Assets
Current assets:
Cash and cash equivalents	$42,675	$46,901
Marketable securities	—	2,009
Accounts receivable, net	11,188	11,707
Other current assets	2,490	2,536

Total current assets	56,353	63,153
Fixed assets, net	5,031	5,384
Intangible assets, net	4,926	6,258
Goodwill, net	10,707	10,707
Other assets	2,321	2,327

Total assets	$79,338	$87,829

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,267	$7,182
Deferred revenue	7,603	8,033
Current portion of long term debt	904	726

Total current liabilities	14,774	15,941
Long term debt, net of current portion	1,020	843
Long term deferred revenue	250	292
Long term accrued restructuring	5,493	5,487

Total Liabilities	21,537	22,563
Stockholders’ equity	57,801	65,266

Total liabilities and stockholders’ equity	$79,338	$87,829

SpeechWorks International, Inc. Announces Q1 2003 Financial Results

SPEECHWORKS INTERNATIONAL, INC.

Reconciliation of Financial Information

(unaudited, in thousands, except per share amounts)	Three months ended March 31,
	2003	2002
Non-GAAP Financial Measures:
Total revenues	$8,731	$9,473
Non-cash stock compensation	1,028	676

Pro-forma revenues	$9,759	$10,149

Net loss	$(9,395)	$(11,568)
Amortization of intangible assets	958	958
Amortization of purchased technology	374	283
Non-cash stock compensation	1,675	2,066
Restructuring costs	687	—

Pro forma net loss	$(5,701)	$(8,261)

Pro forma basic and diluted net loss per common share	$(0.17)	$(0.25)
Shares used in computing pro forma basic and diluted net loss per common share	33,152	32,426

Management believes that the pro forma results more clearly represent the ongoing operating results for the periods presented. Pro forma results normalize the several non-cash items that either reduce revenue or increase expenses. This Supplemental Financial Information does not purport to be prepared in compliance with Generally Accepted Accounting Principles.

The pro forma revenue is calculated by excluding non-cash stock compensation, which represents a reduction in reported revenue. This does not purport to be prepared in compliance with Generally Accepted Accounting Principles, specifically EITF Issue 01-9, which became effective as of January 1, 2002. The pro forma net loss and net loss per common share exclude the listed non-cash expenses and restructuring costs.

The non-cash items related to stock compensation reflect the impact of the Company’s stock price during 2000 on transactions completed in that year. These results would differ materially if the same transactions were recorded in the current reporting period due to the change in the Company’s market value, rather than a change in the nature of the transactions.

The amortization of intangible assets and purchased technology are non-cash expenses included in the operating results for the periods presented.

The restructuring costs reported during FY2003 are reported separately to allow investors to evaluate the results of operations on a going-forward basis. The restructuring cost during the quarter ended March 31, 2003 represents the expected severance related costs associated with a corporate downsizing during January 2003, along with a reduction in the estimated sublease income included in the restructuring charge reported during the quarter ended December 31, 2002.